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PROSPECTUS SUPPLEMENT	                        Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated March 17, 1998	                  Registration No. 333-42829

	                          $175,000,000

                      CYPRESS SEMICONDUCTOR CORPORATION
	           6% CONVERTIBLE SUBORDINATED NOTES DUE 2002
	                               AND
	                     SHARES OF COMMON STOCK

This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6% Convertible Subordinated Notes due 2002 (the "Notes") of Cypress Semiconductor Corporation (the "Company") and the shares of Common Stock, par value of $.01 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

This Prospectus Supplement should be read in conjunction with the Prospectus dated March 17, 1998, and the Prospectus Supplements thereto, which are to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the Notes of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                     Principal                    Number of
                     Amount of    Percentage     Convertible    Percentage of
                     Notes That    of Notes    Shares That May  Common Stock
       Name          May be Sold  Outstanding    Be Sold (1)    Outstanding (2)
-------------------  -----------  -----------  ---------------  ---------------
Forum Capital        $   166,000       *                 7,026         *
 Markets LP

Forum Capital        $    20,000       *                   847         *
 Markets LP

American Society of  $    30,000       *                 1,270         *
 Mechanical
 Engineering

Diocese of           $    70,000       *                 2,963         *
 Springfield,
 Massachusetts

Health Sciences      $    25,000       *                 1,058         *
 Foundation

United Food and      $   400,000       *                16,931         *
 Commercial Workers

                     Principal                    Number of
                     Amount of    Percentage     Convertible    Percentage of
                     Notes That    of Notes    Shares That May  Common Stock
       Name          May be Sold  Outstanding    Be Sold (1)    Outstanding (2)
-------------------  -----------  -----------  ---------------  ---------------
City of Worcester,   $    50,000       *                 2,116         *
 Massachusetts

Detroit Medical      $   100,000       *                 4,233         *
 Center - Acct 1

Detroit Medical      $   150,000       *                 6,349         *
 Center - Acct 2

State of Rhode       $ 1,000,000       *                42,328         *
 Island Retirement
 System

Metropolitan Life    $   150,000       *                 6,349         *
 Insurance Company,
 Loomis Sayles High
 Yield Series

Arkansas Public      $   300,000       *                12,698          *
 Employees
 Retirement System

F.R. Bigelow         $     9,000       *                   381          *
 Foundation

Community Investment $     7,000       *                   296          *
 Group

Bell Atlantic Master $ 1,475,000       *                62,434          *
 Trust

Metropolitan Life    $   100,000       *                 4,233          *
 Insurance Company
 Acct 242

Rohm & Haas Company  $    34,000       *                 1,439          *

Minneapolis Teachers $   250,000       *                10,582          *
 Retirement Plan

General Motors       $   500,000       *                21,164          *
 Company, Acct 1

General Motors       $   300,000       *                12,698          *
 Company, Acct 2

                     Principal                    Number of
                     Amount of    Percentage     Convertible    Percentage of
                     Notes That    of Notes    Shares That May  Common Stock
       Name          May be Sold  Outstanding    Be Sold (1)    Outstanding (2)
-------------------  -----------  -----------  ---------------  ---------------
County of Milwaukee, $   750,000       *                31,746          *
 Wisconsin

Baltimore Gas &      $   500,000       *                21,164          *
 Electric

Detroit Edison       $   750,000       *                31,746         *
 Employees Retire-
 ment Plan

Partners Healthcare  $   100,000       *                 4,233         *

PHS Pension          $   250,000       *                10,582         *

Houston Municipal    $   250,000       *                10,582         *
 Employees retire-
 ment Plan

United Mine Workers  $   500,000       *                21,164         *

Raytheon Master      $   300,000       *                12,698         *
 Trust

World Bank "B"       $   750,000       *                31,746         *

American Stores      $   400,000       *                16,931         *

_______________

* Less than 1%

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $23.625 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 90,919,164 shares of Common Stock outstanding as of March 30, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus Supplement is June 9, 1998.